Exhibit 10.11

INVESTORS SAVINGS BANK
AMENDED AND RESTATED
DIRECTOR RETIREMENT PLAN
ARTICLE I.PURPOSE.
The purpose of the Investors Savings Bank Amended and Restated Director Retirement Plan (the “Plan”) is to recognize the valuable services provided to the Investors Savings Bank (the “Bank”) and to Investors Bancorp, Inc. (the “Company”) by their non-employee directors and to assist in attracting new members to the Bank’s Board of Directors (the “Bank Board”) and the Company’s Board of Directors (the “Company Board”) by providing directors with retirement benefits under the terms and conditions set forth in the Plan. For purposes of this Plan, a reference to “Board” shall refer equally to the Bank Board and the Company Board unless the context otherwise requires or the contrary is specifically set forth herein. The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations (“Final Regulations”) promulgated thereunder. Any Director who retired from the Bank prior to January 1, 2005 shall be subject to the terms of the Plan existing prior to this amendment and restatement of the Plan.
ARTICLE II.    ELIGIBILITY.
(1)    Any director (i) who is not an active employee of the Bank upon Separation from Service (as defined below) from the Board (“active employee” shall mean an employee of the Bank as determined for purposes of the Bank’s employee benefit plans), and (ii) has provided at least ten years of cumulative periods of service, (“cumulative periods of service” shall include all service as a director regardless of whether such director was from time to time an active employee), and (iii) has a Separation from Service on the Board: (a) on or after attaining age 65, or (b) without the necessity of attaining age 65, retires from service on the Board as a result of permanent and total disability as determined by the Social Security Administration (“Disability”), shall be eligible to participate in the Plan. For purposes of the Plan, “Separation from Service” shall have the meaning of such term under Final Regulation Section 1.409A-1(h)(2). Notwithstanding the foregoing, no new directors shall be admitted as participants to the Plan after November 21, 2006.
(2)    For the purpose of determining cumulative service, service on the board of directors of any entity which has merged into the Bank shall be treated the same as service on the Board, and service of one or more months in a given calendar year shall be credited as full year’s service for the calendar year. In addition, any director who, prior to becoming a director, had service to the Bank as an employee or Counsel shall be deemed to have had cumulative service, upon joining the Board, equal to his or her years of service as an employee or Counsel. For purposes of this Plan, Counsel is defined as the representative of the designated law firm attending Board meetings and so recorded in the minutes of the Bank. In addition, service on the Bank Board shall be credited for purposes of determining service on the Company Board.
ARTICLE III.    AMOUNT OF BENEFIT.
Each eligible director shall receive as a retirement benefit the applicable payments as follows:
(1)    Retirement with 15 Years of Service. Upon Separation from Service on or after attaining age 65, with at least fifteen years of cumulative service, an eligible director shall be entitled to receive an annual retirement benefit equal to the sum of 60% of the base amount of (i) the annual retainer, and (ii) 13 times the regular meeting fee based on the annual retainer and regular meeting fee in effect for the calendar year immediately preceding said director’s year of retirement. If the director also served on the Company Board, the base amount in the previous sentence shall be increased by (i) the Company Board annual retainer, and (ii)

13 times the regular meeting fee of the Company Board based on the Company Board annual retainer and its regular meeting fee in effect for the calendar year immediately preceding said director’s year of retirement from the Board. Notwithstanding any provision herein to the contrary, effective November 21, 2006, a director’s benefit payable under the Plan shall be computed without regard to any future increases in directors fees or annual retainer after such date, provided, however, that a director may continue to accrue service credit under the Plan following such date.
(2)    Retirement with less than 15 Years of Service. Upon Separation from Service on or after attaining age 65, with cumulative service less than fifteen years but greater than or equal to ten years, an eligible director shall be entitled to receive an annual retirement benefit equal to the sum of:
(i)    40% of the sum of the base amount of (A) the annual retainer, and (B) 13 times the regular Bank Board meeting fee, based on the annual retainer and regular meeting fee in effect for the calendar year immediately preceding said director’s year of retirement; and, if the director also served on the Company Board, the base amount shall be increased by (C) the Company Board annual retainer, and (D) 13 times the regular meeting fee of the Company Board based on the Company Board annual retainer and its regular meeting fee in effect for the calendar year immediately preceding said director’s year of retirement from the Board; and
(ii)    a pro-rated percentage of 20% of the sum of the base amount of (A) the annual retainer, and (B) 13 times the regular Bank Board meeting fee based on the annual retainer and regular meeting fee in effect for the calendar year immediately preceding said director’s year of retirement; and, if the director also served on the Company Board, the base amount shall be increased by (C) the Company Board annual retainer, and (D) 13 times the regular meeting fee of the Company Board based on the Company Board annual retainer and its regular meeting fee in effect for the calendar year immediately preceding said director’s year of retirement from the Board. The pro-rated percentage shall be a fraction, the numerator of which shall be the number of years of credited service in excess of ten years (up to a maximum of five) and the denominator of which shall be five. Notwithstanding any provision herein to the contrary, effective November 21, 2006, a director’s benefit payable under the Plan shall be computed without regard to any future increases in directors fees or annual retainer after such date, provided, however, that a director may continue to accrue service credit under the Plan following such date.
(3)    Retirement Due to Disability Prior to Age 65. Upon retirement prior to attaining age 65 as a result of Disability (as defined in Article II hereof), an eligible director shall be entitled to receive an annual retirement benefit equal to the sum otherwise determined under Sections 1 or 2 of Article III, as applicable, based on years of cumulative service, without regard to the Director’s age.
(4)    Death of Director Prior to Retirement. In the event a director, otherwise eligible to retire in accordance with the provisions of Article II, Section 1, dies prior to retirement, his or her spouse (for purposes of this Plan the term spouse shall include a domestic partner living with a director, provided the director has designated in writing such domestic partner, such designation has not been revoked, and such domestic partner continues as the domestic partner of the director at the time of death of the director) will be entitled to receive benefit payments (the “Qualified Preretirement Survivor Annuity”). This protection will be automatically provided with no requirement of election on the director’s part. Benefit payments to the director’s spouse will commence on the first day of the month following the director’s death. The amount of such payments will be equivalent to the amount payable to a director’s spouse in accordance with Article IV, Option (3).
The effect of the Qualified Preretirement Survivor Annuity will be to provide to the director’s qualified spouse an amount equal to the amount the spouse would have received had the director retired and received a retirement benefit in the form of a 100% joint and survivor annuity, as described in Article IV, on the date of his or her death or earliest retirement age, whichever is later.

(5)    Retirement of Director Following a Change in Control. In the event of a director’s Separation from Service on the Board (other than due to Disability) in connection with or within two (2) years following a Change in Control, a director who has less than ten (10) years of cumulative service on the Board will be deemed to have at least ten (10) years of cumulative service, and will be deemed to have attained age 65, for purposes of calculating a benefit hereunder. Such benefit shall then be calculated in accordance with paragraph (2) of this Article III. Alternatively, if a director has 15 years of cumulative service or more, the director’s benefit shall be calculated in accordance with paragraph (1) of this Article III. For these purposes, a “Change in Control” is defined as (i) a change in ownership of the Bank or the Company under paragraph (a) below, or (ii) a change in effective control of the Bank or the Company under paragraph (b) below, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or the Company under paragraph (c) below:
(a)    Change in Ownership of the Bank or the Company. A change in the ownership of the Bank or the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in paragraph (b)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (b) below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph (a) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(b)    Change in Effective Control of the Bank or the Company. A change in the effective control of the Bank or the Company shall occur on the date that either (i) any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing thirty percent (30%) or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (b)(ii), the term corporation refers solely to a corporation for which no other corporation is a majority shareholder. In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred. If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph (b)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (a)). Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(c)    Change in Ownership of a Substantial Portion of the Bank’s or the Company’s Assets. A change in the ownership of a substantial portion of the Bank’s or the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

Each of the sub-paragraphs (a) through (c) above shall be construed and interpreted consistent with the requirements of Code Section 409A and the Final Regulations or other guidance issued thereunder.
ARTICLE IV.    MANNER OF PAYMENT.
(1)    The retirement benefit payable upon Disability or Separation from Service (other than Separation from Service coincident with or within two (2) years following a Change in Control) shall consist of monthly annuity payments in one of the following three optional forms that must be chosen pursuant to an irrevocable election by an eligible director in writing on the Distribution Election Form attached hereto as Exhibit A prior to the latest of December 31, 2007, the last day of the “transition period” under Code Section 409A, or the 30th day after a director first becomes eligible to participate in the Plan. The Distribution Election Form shall provide the director, as of the date of the election, with a fourth distribution election, effective only if the director has a Separation from Service within two years following a Change in Control. In the event of a director’s Separation from Service within two years of a Change in Control, a director may elect to receive the director’s benefit in a single cash lump sum payment.. A director’s election under the Distribution Election Form shall be irrevocable, except as permitted by Code Section 409A. Unless otherwise set forth herein, benefit payments under the Plan shall commence within thirty (30) days after the event that triggered such distribution.
(a)    Option (1) - a life annuity of equal monthly payments to the retired director computed as one-twelfth of the benefit amount prescribed in Article III hereof, with benefit payment commencing upon the first day of the month following retirement from the Board and ending with the monthly payment due on the first day of the month in which the director dies, or,
(b)    Option (2) - a joint and survivor form of benefit of Actuarial Equivalent value to Option (1) as of the director’s retirement date, with benefit payment commencing at such reduced amount upon the first of the month following retirement from the Board and continuing for his or her lifetime, and payable at 50% of such reduced amount commencing on the first day of the month following the director’s death, to the director’s spouse during the spouses lifetime, or,
(c)    Option (3) - a joint and survivor form of benefit of Actuarial Equivalent value to Option (1) as of the director’s retirement date, with benefit payment commencing at such reduced amount during the first of the month following retirement from the Board and continuing for his or her lifetime, and payable at 100% of such reduced amount commencing on the first day of the month following the director’s death, to the director’s spouse during the spouse’s lifetime.
For purposes of benefit payment Options (2) and (3), the death of the director’s spouse after benefit commencement to the director shall not affect the reduced level of benefit payable thereafter to the director.
(2)    For purposes of this section, “Actuarial Equivalent” means a benefit or benefits which is of equal value as a benefit or benefits otherwise payable in a different form under the Plan, when computed on the basis of mortality rates determined according to the UP-1984 Mortality Table with an effective rate of interest of 6% compounded annually; or such other rates of interest, mortality and other actuarial components as the Bank may adopt from time to time by vote of the Board. In the event that a director retires from the Bank Board but not the Company Board or the Company Board but not the Bank Board, the payments to such director upon retirement shall include only the amounts payable upon retirement from the applicable board and shall not include payments relating to retirement from the other board until such actual retirement from the other board.
(3)    Effective September 1, 1995, the rates of interest, mortality and other actuarial components used to determine the “Actuarial Equivalent” will be the same rates of interest, mortality and other actuarial components used in administering the Investors Savings Bank Retirement Plan.
(4)    Changes in Distribution Option.

(i)
Notwithstanding anything herein to the contrary, a director may change his distribution option hereunder through December 31, 2007, in accordance with Sections XII(A) and XII(B) of the Preamble to the Final Regulations issued under Code section 409A, and Section 3.02 of Internal Revenue Service Notice 2006-79; provided, however, that in 2007 a Participant cannot change payment elections with respect to payments that the Participant would otherwise receive in 2007 or cause payments to be made in 2007. Any transition period changes shall be made on such forms as are provided by the administrator and shall be filed with the administrator during the applicable transition period.

(ii)
In the event a director desires to modify the time or form of payment of his distribution option after December 31, 2007 with respect to payments on Separation from Service coincident with or within 2 years following a Change in Control (i.e., from an annuity to a lump sum or vice versa), the director may do so by filing a written election with the administrator, provided that:

(1)	the subsequent election shall not be effective for at least 12 months after the date on which the subsequent election is made; and

(2)	the first payment for which the subsequent election is made shall be deferred for a period of not less than 5 years from the date on which such payment would otherwise have been made.

(iii)
Notwithstanding anything herein to the contrary, a director who has elected to receive a distribution in the form of a life annuity may change the form of annuity payment from one type of life annuity to another type of life annuity, with the same scheduled date for the first annuity payment, before any annuity payment has been made under the Plan, provided that the annuities are actuarially equivalent applying reasonable actuarial methods and assumptions in accordance with Final Regulations Section 1.409A-2(b)(2)(ii).

ARTICLE V.    BENEFIT CONDITIONS.

Payment of benefits under the Plan are conditioned on (i) the eligible director after retirement remaining a Director Emeritus in good standing available with reasonable notice for consultation by the Bank and/or the Company, as applicable, on matters pertinent to the Board’s deliberations, (ii) the eligible director after retirement not engaging in any business enterprise which competes to a substantial degree with the Bank or the Company, without the prior written consent of the Bank, and (iii) the eligible director or his or her spouse not disclosing to anyone not legally entitled thereto any confidential information relative to the business of the Bank. In the event of violation of any of these provisions, all future benefit payments shall he canceled and discontinued.
ARTICLE VI.    GENERAL PROVISIONS.
(1)    The right to receive any payment under the Plan shall not be transferable or assignable.
(2)    Benefit payments under the Plan shall be made from the general assets of the Bank, and the Bank shall not be required to set aside funds for the payment of its obligations under the Plan.
(3)    The Bank Board and the Company Board, acting jointly, may at any time amend or terminate the Plan, provided, that no amendment or termination shall impair the rights of a director to receive upon retirement from the Bank Board or the Company Board those payments otherwise payable to said director, computed as if he or she had chosen to retire on the day immediately preceding the date such of amendment or termination. Notwithstanding anything to the contrary herein, in the event that the Bank or Company has a Change in Control, the Bank may terminate the Plan within the thirty (30) days preceding, but not following the Change in Control, provided that (i) all agreements, methods, programs and other arrangements sponsored by the Bank immediately after the Change in Control with respect to which deferrals of compensation are treated as having been deferred under a single plan pursuant to Final Regulations Section 1.409A-1(c)(2), are terminated and liquidated with respect to each director that experienced such Change in Control, and (ii) all accrued benefits payable hereunder are paid to each affected director within twelve months of the Plan’s termination.
(4)    Nothing in the Plan shall be deemed to create any obligation on the part of the Bank Board or the Company Board to nominate any director for re-election by the Bank or the Company.
(5)    Any questions involving entitlement to payments under the Plan shall be referred to the applicable Board for resolution. The determination of said Board shall be conclusive as to any such questions. The Board may obtain such advice or assistance as they deem appropriate from persons not serving on the Board.
(6)    The provisions of the Plan shall be construed, administered and enforced according to the laws of the State of New Jersey.
(7)    This amendment is adopted following the enactment of Code Section 409A and the Final Regulations, and is intended to be construed consistent with the requirements of that Section, the Final Regulations and other guidance issued thereunder. If any provision of the Plan shall be determined to be inconsistent therewith for any reason, then the Plan shall be construed, to the maximum extent possible, to give effect to such provision in a manner consistent with Code Section 409A, and if such construction is not possible, as if such provision had never been included. In the event that any of the provisions of the Plan or portion thereof are held to be inoperative or invalid by any court of competent jurisdiction, then (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held to be inoperative, and (2) the invalidity and enforceability of the remaining provisions will not be affected thereby.
(8)    The obligations of the Bank and the Company hereunder constitute merely the promise of the Bank to make the payments provided for in this Plan. No director, his or her spouse, or the estate of either of them shall have, by reason of this Plan, any right, title or interest of any kind in or to any property of the Bank or the Company. To the extent any director has a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Bank and/or the Company.
(9)    Payment of Code Section 409A Taxes. Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution. This Plan shall permit the acceleration of the time or schedule of a payment to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.
(10)    Acceleration of Payments. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Final Regulations Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Final Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the director to the Bank; (vii) in satisfaction of certain bona fide disputes between the director and the Bank; or (viii) for any other purpose set forth in the Final Regulations and subsequent guidance.
ARTICLE VII.    EFFECTIVE DATE.
The initial effective date of the Plan was October 1, 1990. Except as otherwise provided herein, the Plan is hereby amended and restated effective as of August 21, 2007, in order to conform to the Final Regulations under Code Section 409A, and for certain other purposes.

EXHIBIT A

INVESTORS SAVINGS BANK
AMENDED AND RESTATED
DIRECTOR RETIREMENT PLAN

Distribution Election Form

Instructions: Use this distribution election form to elect how you wish to receive your benefits from the Investors Savings Bank Amended and Restated Director Retirement Plan.

Due to IRS rules, individuals who participate in the plan during 2007 must complete this form no later than December 31, 2007 or, if later, the last day of the transition period under Code Section 409A. Any individual who first becomes eligible for the plan after December 31, 2007 must complete this form within 30 days after the date that he or she became eligible to participate in the plan.

Print Name:

I am a participant in the Investors Savings Bank Amended and Restated Director Retirement Plan (the “Plan”), which was originally effective October 1, 1990, and which was restated effective ______, 2007. The Plan provides that benefits will be paid upon my Separation from Service, Disability or death. I understand that I may elect alternative forms of distribution under the Plan in the event of my (i) Separation from Service from the Board of Directors of Investors Savings Bank (the “Bank”) after reaching age 65, (ii) retirement due to Disability prior to attaining age 65, or (iii) Separation from Service on or within two (2) years following a Change in Control (as defined in the Plan) of the Bank.

I understand that if I do not elect a form of payment below, my benefits under the Plan will be paid to me in a Life Annuity and that my election below is irrevocable.

Retirement Election

Accordingly, in the event that I am entitled to benefits under the Plan upon my Separation from Service (other than due to Disability, or within two (2) years following a Change in Control) on or after attaining age 65, I hereby elect that my benefits will be paid in the following manner (please select only one optional form of benefit):

•	Option 1 (Life Annuity). This means payments will continue for my lifetime and when I die there are no survivor benefits.

❑
Option 2 (Joint and 50% Survivor Annuity). This means that payments continue for my lifetime and when I die, my beneficiary will receive benefits for the remainder of his or her lifetime, but the beneficiary’s payment will be one-half the amount of the payment that I received during my lifetime.

❑	Option 3 (Joint and 100% Survivor Annuity). This means that payments will continue for the longer of my lifetime or the lifetime of my beneficiary.

Disability Distribution Election

Alternatively, in the event that I am entitled to benefits under the Plan upon my Disability (other than within two (2) years following a Change in Control) prior to my attaining age 65, I hereby elect that my benefits will be paid in the following manner (please select only one optional form of benefit):

•	Option 1 (Life Annuity). This means payments will continue for my lifetime and when I die there are no survivor benefits.

❑
Option 2 (Joint and 50% Survivor Annuity). This means that payments continue for my lifetime and when I die, my beneficiary will receive benefits for the remainder of his or her lifetime, but the beneficiary’s payment will be one-half the amount of the payment that I received during my lifetime.

❑	Option 3 (Joint and 100% Survivor Annuity). This means that payments will continue for the longer of my lifetime or the lifetime of my beneficiary.

Change in Control Distribution Election

Alternatively, in the event that I am entitled to benefits under the Plan upon my Separation from Service in connection with or within two (2) years following a Change in Control (other than due to Disability), I hereby elect that my benefits will be paid in the following manner (please select only one optional form of benefit):

❑    Option 1 - The form I elected above for my Retirement Election.

•	Option 2 - Single Cash Lump Sum.

I understand that none of the benefits paid from the Plan are eligible for tax-free rollover and I will be required to pay income tax on the amounts when they are paid to me.

Date:        Director’s Signature:

INVESTORS SAVINGS BANK
AMENDED AND RESTATED
DIRECTOR RETIREMENT PLAN
Effective as of August 21, 2007
_______________________

Amendment Number One
_______________________

The Investors Savings Bank Amended and Restated Director Retirement Plan, effective as of August 21, 2007 (the “Plan”) is hereby amended in accordance with the following:

Effective September 19, 2011, the name “Investors Savings Bank” shall be replaced by “Investors Bank” wherever it appears in the Plan.

IN WITNESS WHEREOF, this Amendment Number One has been executed by a duly authorized officer of Investors Bank, on the date set forth below.

INVESTORS BANK

8/23/2011                    By: /s/ Domenick Cama
Date